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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
                 REPORTS 2004 RESULTS - REVENUES INCREASE 113%

     Columbus, Ohio -- March 30, 2005, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported audited results for the year ended December 31, 2004. Assets under management increased by 109% to $524 million compared to $250 million at the end of 2003 while investment management revenue increased by 113% compared to 2003. Both assets under management and investment management revenue were driven higher by strong investment returns in client portfolios. For the year ended December 31, 2004 all six Diamond Hill funds ranked in the top quartile in their respective invesetment category. The Company's net loss for the year was $176,500 or 11 cents per share, an 82% improvement compared to a net loss of $993,534 or 68 cents per share in 2003.

     Ric Dillon, president and chief investment officer stated, "We have continued to produce excellent investment returns for our clients, which is our primary business objective. In addition, our efforts to market our mutual funds and managed portfolios have resulted in $223 million in new client investments in 2004.

				 Three Months Ended	     Year Ended
				 12/31/04  12/31/03	 12/31/04    12/31/03
Investment Management Revenue	$ 821,371   403,908	2,468,490   1,160,584
Net Income (Loss)		$  15,135  ( 43,940)	 (176,500)   (993,534)
Earnings Per Share (diluted)	$   (0.01)    (0.03)	    (0.11)	(0.68)

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363